Exhibit 10.1
TRANSITION, SEPARATION, AND RELEASE OF CLAIMS AGREEMENT
This Transition, Separation, and Release of Claims Agreement (the “Agreement”) is entered into by and between Schrödinger, Inc. (the “Company”) and Mannix Aklian (“Executive”) (together, the “Parties”).
WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of May 9, 2025 (the “Employment Agreement”);
WHEREAS, Executive currently serves as the Company’s Executive Vice President, Chief Commercial Officer, Global Head of Software Sales & Marketing;
WHEREAS, the Parties desire to establish mutually agreed upon terms for Executive’s transition and separation from employment with and service as an officer of the Company; and
WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive, and the Parties acknowledge and agree that Executive is not and shall not be eligible to receive any further or additional payments or benefits, including without limitation any further or additional payments or benefits under the Company’s Amended Executive Severance and Change in Control Benefits Plan (the “Severance Plan”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Separation from Positions; Separation Date; Transition Period
(a) Executive’s effective date of separation from employment with the Company will be May 29, 2026 (the “Separation Date”). As of the Receipt Date (as defined below), Executive transitioned out of the position of Executive Vice President, Chief Commercial Officer, Global Head of Software Sales & Marketing of the Company and any other position he held as an officer of the Company. As of the Separation Date, Executive will cease to be an employee of the Company and, as may be applicable, hereby resigns as of the Separation Date from any positions he holds as an employee, officer, or director of any of the Company’s subsidiaries and affiliates, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.
(b) The period between the Receipt Date and the Separation Date will be a transition period (the “Transition Period”), during which Executive will be employed as a Senior Advisor and will perform such transition duties as may be requested by and at the direction of the Company (the “Transition Duties”). Executive will use his best efforts at all times to professionally, timely, and cooperatively perform such Transition Duties, and understands that his doing so is a condition of his eligibility for the Separation Benefits (as defined below). During the Transition Period, Executive will continue to receive his current base salary and to participate in the Company’s benefit plans to the extent he remains eligible (and pursuant to the terms and conditions of such plans).
(c) If the Company terminates Executive’s employment during the Transition Period without Cause (as defined in the Severance Plan), the date of such termination shall be deemed to be the Separation Date for all purposes under this Agreement, and Executive shall be entitled to receive (i) all Accrued Amounts (as defined in the following subsection), and (ii) all Separation Benefits set forth in and pursuant to Section 2 below. In the event the Company terminates Executive’s employment for Cause or Executive resigns from employment prior to May 29, 2026 (unless otherwise agreed to by the Company in connection with such resignation), Executive will receive payment for all Accrued Amounts but will not be eligible to receive the Separation Benefits.
(c) Upon the Separation Date, Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, all vacation time accrued but unused through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Amounts”). As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement; provided, however, that Executive’s Company coverage for medical benefits will terminate effective May 31, 2026.
(d) The Company agrees to waive repayment of the sign-on bonus paid to the Executive.
2.    Separation Benefits – Provided Executive (a) signs and returns this Agreement no earlier than the Separation Date, but no later than (i) the Separation Date, if the Separation Date is on or after June 8, 2026; or (ii) June 8, 2026 if the Separation Date is before June 8, 2026, and does not revoke the Agreement during the Revocation Period (as defined below), and (b) abides by all of his obligations hereunder, the Company will, in consideration of Executive’s compliance with his commitments and obligations set forth in this Agreement and the Employment Agreement, provide Executive with the following separation benefits (the “Separation Benefits”):
a.    Severance Payments – Commencing in the first payroll period following the Release Effective Date (as defined below), Executive will receive cash severance pay in the form of continuation of his monthly base salary for a period of nine (9) months. These payments will be subject to all applicable taxes and withholdings.
b.    Group Health Insurance – Should Executive and any applicable dependents be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, until the earlier of (x) twelve (12) months following the Separation Date, and (y) the date on which Executive is enrolled in the group health and/or dental plans of a new employer (the “COBRA Contribution Period”), pay on Executive’s behalf the portion of the premiums for such coverage that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage. The balance of such premiums during the COBRA Contribution Period (which begins on June 1, 2026) and all premium costs after the COBRA Contribution Period shall be paid by Executive on a monthly basis during the elected period of insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should he become enrolled in the group health and/or dental insurance plans of a new employer prior to the date that is twelve (12) months following June 1, 2026, he will so inform the Company in writing within five (5) business days of becoming enrolled and, in such case, the Company shall pay Executive an amount equal to the remaining amount the Company would have paid on Executive’s behalf for the portion of the premiums for coverage had the COBRA Contribution Period continued until the date that is twelve (12) months following June 1, 2026, less all applicable taxes and withholding, in a single lump-sum as soon as practicable, and in no event later than 30 days, following the date on which such notification is received from the Executive.
c.    2026 Bonus – The Company shall provide Executive with a quarterly bonus payment for Q1 2026, a prorated quarterly bonus payment for Q2 2026, and a prorated annual bonus payment, representing the portion of calendar year 2026 worked, in a gross amount equal to $88,096.00 (the “2026 Bonus Payment”). The 2026 Bonus Payment shall be paid in a lump sum, less all applicable taxes and withholdings, at the same time when the severance payment described in Section 2.a. commences.
d.    RSU Vesting – Three Thousand Five Hundred and Fifteen (3,515) restricted stock units granted to Executive on or about May 29, 2025 under the Company’s 2021 Inducement Equity Incentive Plan (the “Equity Plan”) in connection with the commencement of his employment with the Company shall vest and become non-forfeitable as of the Separation Date and be settled within thirty (30) days following the Separation Date, subject to applicable tax withholding, in accordance with the terms of the Equity Plan. Except as described in this Section 2(d), all other equity awards granted to the Executive by the Company shall otherwise continue to be governed by the terms of the applicable agreements and plans under which such equity awards were granted.
Except as explicitly set forth in this Agreement, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date. Executive acknowledges that the Separation Benefits are contingent upon his timely and full compliance with all of his obligations herein.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
2.    Release of Claims
a.    Executive Release – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, joint employers (including any professional employer organization and/or employer of record), subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 1 et seq., N.Y. Civ. Rights Law § 47-a (New York disability discrimination law), N.Y. Civ. Rights Law § 48 et seq. (New York genetic disorder discrimination law), N.Y. Lab. Law § 190 et seq. (New York wage payment laws), N.Y. Lab. Law § 194 (New York equal pay law), the New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq., N.Y. Workers’ Comp. Law, § 200 et seq. (New York disability benefits law and paid family leave benefits law), N.Y. Lab. Law § 740 (New York whistleblower protection law), the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., and the New York

City Earned Sick Time Act, N.Y.C. Admin. Code § 20-911 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement, the Severance Plan, or any other agreement, plan, or policy); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.
b.    Company Release – In exchange for the consideration set forth herein, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Executive from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, that it ever had or now has against Executive, including any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company; provided, however, that notwithstanding the foregoing, nothing in this release (i) releases Executive from his continuing obligations under the terms of this Agreement or any other agreement between Executive and the Company or under the law, (ii) shall prevent the Company from bringing claims to enforce this Agreement or any other agreement between Executive and the Company, or (iii) releases Executive from any claims arising out of or related to any embezzlement, fraud, gross negligence, misconduct or criminal conduct by Executive.
3.    Claims Not Released – Notwithstanding the above, the release of claims in Section 2 hereof does not affect: (a) any right to vested benefits that Executive may have under the terms of any Company pension or retirement benefit plan or under any existing equity award agreements in effect with the Company; (b) the right to file any claims that are not permitted to be waived or released under applicable law or regulation, including but not limited to, the right to file claims for workers’ compensation or for unemployment compensation; (c) any claims arising after the date on which Executive signs this Agreement (such as claims for breach of this Agreement); (d) Executive’s rights as a Schrödinger, Inc. stockholder, or (e) any claims for indemnity, defense costs, or contribution Executive may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between Executive and the Company in the event that Executive is named or threatened to be named by any third party in any lawsuit or other proceeding arising from his employment by the Company (recognizing that such indemnity, defense costs and/or contribution is not guaranteed by this Agreement and shall be governed by the instrument, if any, providing for such indemnity, defense costs and/or contribution). Nothing in this Agreement is intended to prevent or shall be deemed to prohibit Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the Equal Employment Opportunity Commission or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority.
4.    Continuing Obligations – Executive acknowledges and reaffirms his continuing obligations pursuant to the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”), all of which obligations survive his separation from employment and remain in full force and effect. Executive further acknowledges and agrees that, in exchange for the Separation Benefits described above, the restrictions set forth in Section 3 of the Restrictive Covenant Agreement shall be extended and continue for a period of twelve (12) months following the Separation Date.
5.    Return of Company Property – Executive confirms that he has returned to the Company all Company property, including without limitation keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in his possession or control. Executive further confirms that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that he has not: (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Further, Executive confirms that he has disclosed to the Company any and all user names and passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any and all information which he has password-protected on any computer equipment, network, or system of the Company. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.
6.    Disclosures
a.    Non-Disparagement – Executive represents and agrees that, except for Permitted Disclosures as set forth in Section 6.c. below, he has not since the Receipt Date made, and will not at any time make, in public or private, any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development-related matters. The Company will instruct its Chief Executive Officer and its Executive Leadership Team that they shall not make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements externally concerning the Executive.
b.    Confidentiality – Executive understands and agrees that, except for Permitted Disclosures as set forth in Section 6.c. below, and except to the extent disclosed in any public filing, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed by Executive or his agents and representatives except as otherwise agreed to in writing by the Company, and further represents that he has since the Receipt Date so maintained such information as confidential. Nothing in the foregoing shall prohibit any disclosure by Executive (i) to his immediate family, (ii) to his attorneys, accountants, and financial advisors, (iii) in connection with any action to enforce this Agreement, or (iv) pursuant to lawful subpoena or as otherwise legally required.
c.    Permitted Disclosures – Nothing in this Agreement, including Sections 6(a) and 6(b) above, or elsewhere prohibits or restricts Executive from (i) communicating with, or voluntarily providing information he believes indicates possible or actual violations of the law to, local, state or federal government agencies (including but not limited to the Securities & Exchange Commission), any legislative body, law enforcement, or any self-regulatory organization or from making any other disclosures that are statutorily protected by the law of the state in which Executive resides, and/or (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act.  Executive is not required to notify the Company of any such communications.  Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
7.    Cooperation – For four years from the Separation Date, Executive agrees to make himself reasonably available and to cooperate with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration.  Executive understands and agrees that his reasonable cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into his possession.  The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, if the Company requests his cooperation in accordance with this provision, or he is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of his employment at the Company, the Company will reimburse him for reasonable travel, lodging or other out-of-pocket expenses that he incurs at the Company’s request to comply with this Section 7, provided that Executive submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (and provided that such expenses are not incurred in connection with any proceeding that is initiated by Executive and/or otherwise concerns any claims by Executive against the Company or any of the other Released Parties). Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
8.    Business Expenses; Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 2 of this Agreement.
9.    Employment References – Upon Executive’s request, the Company shall make Pat Lorton and Richie Jain reasonably available to provide a professional reference for Executive. Nothing in this Section limits the Company’s, including but not limited to Pat Lorton and Richie Jain, right to respond truthfully to administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration.
10.    Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
11.    Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
12.    Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.
13.    Time for Consideration and Revocation; Acknowledgements – Executive acknowledges that he was initially presented with this Agreement on May 18, 2026 (the “Receipt Date”), that he has been given at least twenty-one (21) days following the Receipt Date to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement. Executive understands that he has up to seven (7) days after he signs this Agreement to revoke it (the “Revocation Period”) by notifying Yvonne Tran at the Company in writing. Executive further understands that this Agreement shall be of no force or effect unless he timely signs and returns this Agreement to Yvonne Tran, as described in Section 2, and does not revoke the Agreement during the Revocation Period by notifying the Company in writing (the day immediately following the expiration of such Revocation Period, the “Release Effective Date”). Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the twenty-one (21) day consideration period. Executive understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers

Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
14.    Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has had the opportunity to be represented by counsel of his own choosing. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
15.    Governing Law and Arbitration
a.    Governing Law – This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to conflict-of-laws principles. The Parties acknowledge and agree that Executive’s employment, the Company’s business, this Agreement, and the Mutual Arbitration Agreement attached as Exhibit C to the Employment Agreement dated May 9, 2025 involve interstate commerce. The Mutual Arbitration Agreement, including any arbitration conducted under it, shall be governed by and enforceable under the Federal Arbitration Act.
b.    Mutual Arbitration Agreement – The Parties reaffirm the Mutual Arbitration Agreement attached as Exhibit C to the Employment Agreement dated May 9, 2025, which remains in full force and effect and is incorporated by reference into this Agreement. In consideration of the mutual promises in this Agreement, including the Separation Benefits, the Parties agree that, to the fullest extent permitted by applicable law, any dispute, claim, or controversy arising out of or relating to this Agreement, Executive’s employment with the Company, the cessation of that employment, or Executive’s post-employment obligations shall be resolved in accordance with the Mutual Arbitration Agreement. To the extent any dispute, claim, or controversy arising out of or relating to this Agreement is not already covered by the Mutual Arbitration Agreement, the Parties agree that it shall be deemed a “Claim” covered by the Mutual Arbitration Agreement. Except for the governing law provision in Section 15.a. and the notice and cure process in Section 15.c., this Section 15 does not supersede, replace, amend, narrow, or otherwise modify the Mutual Arbitration Agreement. If there is any inconsistency between this Section 15 and the Mutual Arbitration Agreement concerning arbitration procedures, arbitrability, forum, fees, remedies, confidentiality, class, collective, representative, or PAGA waivers, excluded claims, temporary or preliminary injunctive relief, threshold issues, or the allocation of authority between a court and an arbitrator, the Mutual Arbitration Agreement shall control.
c.    Notice and Cure for Curable Contract Breaches – Before initiating arbitration for an alleged curable breach of this Agreement, the claiming party shall provide written notice describing the alleged breach and shall give the other party ten (10)

days to cure, if the breach is curable. The Parties shall attempt in good faith to resolve any such curable contractual dispute through direct or attorney-led negotiations before filing for arbitration. This notice, cure, and negotiation process applies only to curable contractual breaches of this Agreement and does not apply to statutory claims, administrative charges, requests for temporary or preliminary injunctive relief, claims for which a limitations period or administrative filing deadline is running, claims that are not legally subject to mandatory pre-dispute arbitration, or any claim as to which applying this process would be prohibited by applicable law. This process shall not shorten, extend, or toll any statute of limitations or administrative filing deadline unless the Parties agree otherwise in writing.
d.    No Waiver; Preserved Rights – A party’s request for temporary or preliminary injunctive relief, a judicial determination of threshold issues, or other relief permitted by the Mutual Arbitration Agreement or applicable law shall not waive any right to arbitrate. Nothing in this Agreement or the Mutual Arbitration Agreement limits the Executive’s right to file or participate in an administrative charge, communicate with any government agency, report possible violations of law, receive a whistleblower award or bounty, or disclose truthful information about unlawful workplace conduct. Nothing in this Agreement requires arbitration of any claim to the extent arbitration of that claim would be prohibited by applicable law.
16.    Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, separation benefits, and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.
17.    Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Separation Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement. Executive further acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.
18.    Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.
SCHRÖDINGER, INC.

By:     /s/ Yvonne Tran    Date:    June 5, 2026
Name:    Yvonne Tran
Title:    Chief People Officer and Chief Legal Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in writing to the Company within seven (7) days following the date below, and I understand that my receipt of the Separation Benefits described herein is contingent upon my non-revocation of this Agreement.

Mannix Aklian

/s/ Mannix Aklian                    Date:    June 5, 2026
(Please do not sign before May 29, 2026)

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